DATE: August 5, 2016

XENIA HOTELS & RESORTS REPORTS SECOND QUARTER 2016 RESULTS

Orlando, FL – August 5, 2016 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter ended June 30, 2016.
Second Quarter 2016 Highlights

▪	Net Income: Net income attributable to common stockholders was $25.8 million and net income per share was $0.24.

▪
Same-Property RevPAR: Same-Property RevPAR increased 1.8% from the second quarter of 2015 to $162.47, as occupancy remained flat and ADR increased 1.8%. Excluding hotels located in Houston, Same-Property RevPAR increased 3.8% from the second quarter of 2015, as occupancy increased 63 basis points and ADR increased 3.0%.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 36.3%, an increase of 115 basis points from the same period in 2015.

▪	Total Portfolio RevPAR: Total portfolio RevPAR was 8.3% higher than in the second quarter of 2015, reflecting portfolio performance, as well as changes in portfolio composition.

▪	Adjusted EBITDA: Adjusted EBITDA increased $7.7 million to $88.0 million, an increase of 9.6% over the second quarter of 2015.

▪
Adjusted FFO per Diluted Share: Adjusted FFO available to common stockholders increased to $0.65 per diluted share compared to $0.57 per diluted share for the second quarter of 2015, an increase of 14.0%.

▪	Transaction Activity: During the quarter, the Company completed the sale of four hotels for a gross price of $136 million.

▪	Financing Activity: In June, the Company paid off one $22 million mortgage loan.

▪	Dividends: The Company declared its second quarter dividend of $0.275 per share to common stock and unit holders of record on June 30, 2016.
Year to Date Results
For the six months ended June 30, 2016, net income attributable to common stockholders was $17 million, a 90.0% increase over the same period prior year, due largely to one-time separation and other start-up related expenses in 2015, offset by the provision for asset impairment and loss on debt extinguishment incurred during 2016. Same-Property RevPAR increased 1.3% from the first half of 2015 to $151.54, as occupancy declined 79 basis points and ADR increased 2.4%. The Company's Same-Property Hotel EBITDA margin was 33.3%, which improved 26 basis points compared to the same period prior year. The Company's Adjusted EBITDA and Adjusted FFO per diluted share increased 3.7% and 5.9%, respectively, during the first half of 2016 as compared to the same period in 2015.

“We continue to be focused on our strategy of owning and further improving a high-quality, diversified portfolio of hotels, executing our differentiated approach to portfolio management and maintaining a strong financial profile," said Marcel Verbaas, President and Chief Executive Officer of Xenia.  "While the dynamics in the Houston market continue to be unfavorable, we were able to generate 1.8% Same-Property portfolio RevPAR growth in the second quarter, as our Same-Property portfolio excluding our Houston area assets achieved a healthy 3.8% RevPAR increase.  Our continued efforts to contain costs and optimize our portfolio through unique property initiatives resulted in margin growth of 115 basis points during the quarter, in part due to refunds related to real estate tax appeals. We will maintain our focus on cost control and revenue enhancement opportunities as we look cautiously into the second half of the year and anticipate a period of relatively muted RevPAR growth."
"We are particularly pleased with our acquisition and disposition efforts to improve our portfolio over the past year, as demonstrated by the fact that total portfolio RevPAR during the second quarter exceeded prior year by 8.3%. We have been able to achieve this while further strengthening our balance sheet, resulting in a net senior capital to EBITDA ratio that is among the lowest of our peer group," Mr. Verbaas continued. "The completion of nearly $310 million of dispositions since last fall has allowed us to maintain this conservative leverage profile, while also providing us with the ability to return capital to our investors through the execution of our share repurchase program. The fact that we were able to sell six hotels on the lower end of the portfolio at a weighted average multiple of 10.8x 2015 EBITDA speaks to the value of our portfolio, particularly when taking into account that this excludes approximately $90 million of total near-term capital investments that we were able to avoid as a result of these dispositions. Adjusted for this required near-term capital, the combined sales price represented a 13.9x 2015 EBITDA multiple.”
Operating Results
The Company’s results include the following:

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income attributable to common stockholders	$25,768	$23,739	8.5%	$16,851	$8,869	90.0%
Net income per share available to common stockholders	$0.24	$0.21	14.3%	$0.15	0.08	87.5%

Same-Property Number of Hotels	43	43	—	43	43	—
Same-Property Number of Rooms	11,199	11,194	5	11,199	11,194	5
Same-Property Occupancy	80.0%	80.1%	(1 bps)	76.2%	77.0%	(79 bps)
Same-Property Average Daily Rate	$202.96	$199.30	1.8%	$198.77	$194.20	2.4%
Same-Property RevPAR	$162.47	$159.55	1.8%	$151.54	$149.59	1.3%
Same-Property Hotel EBITDA(1)	$86,799	$83,342	4.1%	$150,241	$147,818	1.6%
Same-Property Hotel EBITDA Margin(1)	36.3%	35.1%	115 bps	33.3%	33.0%	26 bps

Total Portfolio Number of Hotels(2)	46	46	—	46	46	—
Total Portfolio Number of Rooms(2)	11,594	12,643	(1,049)	11,594	12,643	(1,049)
Total Portfolio RevPAR(3)	$162.72	$150.19	8.3%	$150.53	$142.44	5.7%

Adjusted EBITDA(1)	$87,997	$80,284	9.6%	$150,529	$145,118	3.7%
Adjusted FFO(1)	$70,249	$63,870	10.0%	$117,328	$114,763	2.2%
Adjusted FFO per diluted share(1)	$0.65	$0.57	14.0%	$1.08	$1.02	5.9%

(1)
See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA, Funds From Operations ("FFO"), Adjusted FFO, and Same-Property Hotel EBITDA. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, Adjusted FFO per diluted share, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures.

(2)	As of end of periods presented.

(3)	Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.
"Same-Property” results include the results for all hotels owned as of June 30, 2016, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and the Hotel Commonwealth, which underwent a significant expansion project in late 2015. "Same-Property" results include periods prior to the Company’s ownership of the Canary Santa Barbara, RiverPlace Hotel, and Hotel Palomar Philadelphia, and exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation disruption for multiple capital projects during the periods presented.
Disposition Activity
As previously disclosed, in April the Company sold the DoubleTree by Hilton in Washington DC for a sale price of $65 million, and in May, the Company sold the Embassy Suites Baltimore Hunt Valley for a sale price of $20 million.
In June, the Company completed the sale of the 287-room Marriott Atlanta Century Center / Emory Area in Atlanta, Georgia and the 226-room Hilton Phoenix Suites in Phoenix, Arizona for a combined sale price of $50.8 million, inclusive of $4.5 million of capital in the hotels' reserve accounts which was acquired by the buyer.
Proceeds from dispositions will be utilized for general corporate purposes which may include share repurchases under the Company's existing repurchase authorization, debt repayments and potential acquisitions consistent with the Company's long-term strategy of investing in high-quality assets primarily located in top 25 lodging markets and key leisure destinations.
"We are pleased with the continued successful execution of our previously announced plan to selectively dispose of, and harvest value from, lower-quality assets in the portfolio that no longer fit our target criteria.  During the quarter, we completed four dispositions for over $136 million at a weighted average EBITDA multiple of 10.4x, based on TTM EBITDA as of the end of the first quarter, excluding near-term capital requirements.  Each of the hotels required significant near-term capital investments, collectively totaling nearly $60 million, none of which we felt to be a prudent use of our capital.  Adjusting for this capital, the sale price represents a 14.9x weighted average TTM EBITDA multiple as of the end of the first quarter. On average, these hotels generated RevPAR that was more than 25% below the remainder of the portfolio, demonstrating our continued focus on quality and the improvement of our overall portfolio," commented Mr. Verbaas.
Balance Sheet
In June 2016, the Company paid off the $22 million mortgage loan collateralized by the Courtyard Pittsburgh Downtown.
As of June 30, 2016, the Company had total outstanding debt of $1.3 billion with a weighted average interest rate of 3.49%. In addition, the Company had $278 million of cash and cash equivalents and full availability on its $400 million senior unsecured credit facility. Total net debt to trailing 12 month Corporate EBITDA (as defined in Section 1.01 of the Company's senior unsecured credit facility) was 3.6x.
Capital Expenditures
During the second quarter, the Company invested $13 million in its portfolio. The Company completed the guestroom renovation, the new resort-style pool, and the outdoor function space at the 275-room Marriott Napa Valley Hotel & Spa, and made significant progress on the meeting room and ballroom renovation at the Renaissance Atlanta Waverly Hotel & Convention Center. The Company also added two keys to the inventory at the Hyatt Key West Resort & Spa as a result of the relocation of the spa at the hotel.
For the six months ended June 30, 2016, the Company invested over $20 million in its portfolio. Several significant capital projects are scheduled to commence during the second half of the year, including guestroom renovations at the Andaz San Diego, the Hyatt Key West Resort & Spa, and the Westin Galleria Houston.

Share Repurchase
During the second quarter, the Company purchased 738,435 shares under its share repurchase authorization for an aggregate purchase price of $11.4 million. During the six months ended June 30, 2016, the Company purchased 4,128,935 shares under its share repurchase authorization for an aggregate purchase price of $60.7 million.
Subsequent to quarter end as of July 29, 2016, the Company repurchased an additional 16,613 shares for an aggregate purchase price of $0.3 million. The total shares repurchased was 4,145,548, at a weighted average price of $14.71 per share, for total consideration of approximately $61.0 million as of July 29, 2016. Additionally, the Company had approximately $39.0 million remaining under its share repurchase authorization.
2016 Outlook and Guidance
The Company's outlook for 2016 is based on the current economic environment, incorporates all expected renovation disruption, and assumes no further acquisitions, dispositions, or share repurchases. Same-Property RevPAR growth excludes the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, as both properties commenced operations in the second half of 2015, and the Hotel Commonwealth, as the property underwent a significant expansion project in late 2015, as well as the five hotels sold in 2016. The change to the Company's anticipated Adjusted EBITDA from previously provided guidance is partially attributable to the disposition of the Marriott Atlanta Century Center/Emory Area and Hilton Phoenix Suites, which accounted for approximately $2.5 million of the decrease, offset by a reduction in expected general and administrative expense of $1.0 million, with the balance resulting from changes in the Company's forecast for the remainder of the year. The change in Adjusted FFO is due to similar factors, as well as a $1.5 million reduction in expected income tax expense.

	Current 2016 Guidance		Variance to Prior Guidance
	Low End	High End	Low End	High End
	($ amounts in millions, except per share data)
Net Income	$53	$61	NA	NA
Same-Property RevPAR Growth	0.0%	1.0%	(2.0)%	(3.0)%
Adjusted EBITDA	$288	$296	$(9)	$(15)
Adjusted FFO	$236	$244	$(7)	$(13)
Adjusted FFO per Diluted Share	$2.17	$2.25	$(0.06)	$(0.11)
Capital Expenditures	$57	$64	$(5)	$(8)

Guidance assumptions include:

•
Average RevPAR declines of 13% to 16% at the Company's Houston area hotels, primarily due to the impact of continued weakness in the energy market and new supply. Excluding Houston, the Company projects Same-Property RevPAR growth of 2.0% to 3.0%.

•	General and administrative expense of $21.0 million to $22.0 million, excluding management transition and severance costs and non-cash share-based compensation.

•	Interest expense of $45.5 million to $46.5 million, excluding non-cash loan related costs.

•	Income tax expense of $5.5 million to $6.5 million
"Xenia continues to be well-positioned to advantageously allocate capital throughout the lodging cycle. We believe the Company's high quality asset base and strong leverage profile are two key tools to opportunistically grow value. We continue to be focused on improving the quality of the portfolio and preserving the strength of the balance sheet, as evidenced by our actions in the second quarter. Looking ahead, we will continue to focus on those drivers of long-term value creation," stated Atish Shah, Executive Vice President and Chief Financial Officer of Xenia.

"As to the current operating environment, the industry outlook for the remainder of 2016 continues to moderate. Our reduced full-year guidance reflects that moderation. While revenue growth is challenged by a lack of pricing power, we continue to be focused on margin expansion, solid G&A expense control, and preserving our favorable cost of capital."
Second Quarter 2016 Earnings Call
The Company will conduct its quarterly conference call on Friday, August 5, 2016 at 11:00 AM eastern time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 46 hotels, including 44 wholly owned hotels, comprising 11,594 rooms, across 20 states and the District of Columbia. Xenia’s hotels are primarily operated by industry leaders such as Marriott®, Kimpton®, Hyatt®, Starwood®, Aston®, Fairmont®, Hilton® and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, Davidson Hotels & Resorts and Concord Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook for RevPAR growth, Net Income, Adjusted EBITDA, Adjusted FFO, Adjusted FFO per share, capital expenditures and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) levels of spending in business and leisure segments as well as consumer confidence (x) declines in occupancy and average daily rate, (xi) the seasonal and cyclical nature of the real estate and hospitality businesses, (xii) changes in distribution arrangements, such as through Internet travel intermediaries, (xiii) relationships with labor unions and changes in labor laws, and (xiv) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.

All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Contact:
Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 317-6950
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Balance Sheets
As of June 30, 2016 and December 31, 2015
($ amounts in thousands, except per share data)

	June 30, 2016	December 31, 2015
Assets	(Unaudited)
Investment properties:
Land	$343,000	343,000
Building and other improvements	2,817,370	2,680,591
Construction in progress	—	169
Total	$3,160,370	3,023,760
Less: accumulated depreciation	(593,247)	(518,961)
Net investment properties	$2,567,123	2,504,799
Cash and cash equivalents	278,055	122,154
Restricted cash and escrows	83,903	73,021
Accounts and rents receivable, net of allowance of $307 and $243, respectively	27,913	23,529
Intangible assets, net of accumulated amortization of $18,425 and $16,660, respectively	78,180	58,059
Deferred tax asset	2,205	2,304
Other assets	17,670	40,683
Assets held for sale	—	181,396
Total assets (including $76,743 and $77,140, respectively, related to consolidated variable interest entities)	$3,055,049	$3,005,945
Liabilities
Debt, net of loan discounts, premiums and unamortized deferred financing costs	$1,266,001	1,094,536
Accounts payable and accrued expenses	77,705	83,211
Distributions payable	30,135	25,684
Other liabilities	48,158	27,510
Liabilities associated with assets held for sale	—	31,646
Total liabilities (including $48,095 and $48,582, respectively, related to consolidated variable interest entities)	1,421,999	1,262,587
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 107,624,890 and 111,671,372 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	1,077	1,117
Additional paid in capital	1,936,722	1,993,760
Accumulated other comprehensive (loss) income	(12,025)	1,543
Distributions in excess of retained earnings	(311,896)	(268,991)
Total Company stockholders' equity	$1,613,878	$1,727,429
Non-controlling interests	19,172	15,929
Total equity	$1,633,050	$1,743,358
Total liabilities and equity	$3,055,049	$3,005,945

Xenia Hotels & Resorts, Inc.
Combined Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three and Six Months Ended June 30, 2016 and 2015
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Rooms revenues	$180,977	$172,792	$340,295	$325,882
Food and beverage revenues	66,329	64,954	129,797	127,207
Other revenues	14,072	13,477	26,321	26,007
Total revenues	$261,378	$251,223	$496,413	$479,096
Expenses:
Rooms expenses	38,183	37,348	74,958	72,534
Food and beverage expenses	42,009	41,311	84,242	81,498
Other direct expenses	4,086	4,385	8,051	8,651
Other indirect expenses	57,914	56,226	115,881	109,484
Management and franchise fees	13,780	13,618	26,027	25,070
Total hotel operating expenses	$155,972	$152,888	$309,159	$297,237
Depreciation and amortization	38,318	35,889	77,270	72,276
Real estate taxes, personal property taxes and insurance	10,542	11,805	22,575	23,999
Ground lease expense	1,402	1,322	2,755	2,597
General and administrative expenses	7,674	6,947	18,298	13,992
Acquisition transaction costs	6	856	146	885
Provision for asset impairment	2,396	—	9,991	—
Separation and other start-up related expenses	—	1,165	—	26,461
Total expenses	$216,310	$210,872	$440,194	$437,447
Operating income	$45,068	$40,351	$56,219	$41,649
Gain (loss) on sale of investment properties	(90)	—	792	—
Other income	94	30	178	2,717
Interest expense	(12,801)	(13,048)	(25,640)	(26,230)
Loss on extinguishment of debt	(35)	(178)	(4,778)	(283)
Net income before income taxes	$32,236	$27,155	$26,771	$17,853
Income tax expense	(6,095)	(3,405)	(9,800)	(8,484)
Net income from continuing operations	$26,141	$23,750	$16,971	$9,369
Net loss from discontinued operations	—	—	—	(489)
Net income	$26,141	$23,750	$16,971	$8,880
Non-controlling interests in consolidated real estate entities	(43)	—	120	—
Non-controlling interests of common units in Operating Partnership	(330)	(3)	(240)	(3)
Net income attributable to non-controlling interests	$(373)	$(3)	$(120)	$(3)
Net income attributable to the Company	$25,768	$23,747	$16,851	$8,877
Distributions to preferred stockholders	—	(8)	—	(8)
Net income attributable to common stockholders	$25,768	$23,739	$16,851	$8,869

Xenia Hotels & Resorts, Inc.
Combined Condensed Consolidated Statements of Operations and Comprehensive Income - Continued
For the Three and Six Months Ended June 30, 2016 and 2015
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Basic and diluted earnings per share
Income from continuing operations available to common stockholders	$0.24	$0.21	$0.15	$0.08
Income from discontinued operations available to common stockholders	—	—	$—	$—
Net income per share available to common stockholders	$0.24	$0.21	$0.15	$0.08
Weighted average number of common shares (basic)	107,936,336	111,676,096	108,813,649	112,316,767
Weighted average number of common shares (diluted)	108,048,155	111,914,085	108,910,761	112,460,712

Comprehensive Income:
Net income	$26,141	$23,750	$16,971	$8,880
Other comprehensive income:
Unrealized loss on interest rate derivative instruments	(5,286)	—	(15,645)	—
Reclassification adjustment for amounts recognized in net income (interest expense)	973	—	1,898	—
	$21,828	$23,750	$3,224	$8,880
Comprehensive income attributable to non-controlling interests:
Non-controlling interests in consolidated real estate entities	(43)	—	120	—
Non-controlling interests of common units in Operating Partnership	(274)	(3)	(61)	(3)
Comprehensive income attributable to non-controlling interests	$(317)	$(3)	$59	$(3)
Comprehensive income attributable to the Company	$21,511	$23,747	$3,283	$8,877

Non-GAAP Financial Measures
The Company considers the following useful non-GAAP financial measures to investors as key supplemental measures of operating performance: EBITDA, Adjusted EBITDA, Same Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs. The Company presents EBITDA attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand EBITDA attributable to all common stock and Operating Partnership units.
The Company further adjusts EBITDA for certain additional items such as hotel property acquisitions and pursuit costs, amortization of share-based compensation, equity investment adjustments, the cumulative effect of changes in accounting principles, impairment of real estate assets, operating results from properties sold and other costs it believes do not represent recurring operations and are not indicative of the performance of its underlying hotel property entities. The Company believes Adjusted EBITDA provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
"Same-Property” results include the results for all hotels owned as of June 30, 2016, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and the Hotel Commonwealth, which underwent a significant expansion project in late 2015. "Same-Property" results include periods prior to the Company’s ownership of the Canary Santa Barbara, RiverPlace Hotel and Hotel Palomar Philadelphia, and exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation disruption for multiple capital projects during the periods presented.
The Company calculates Hotel EBITDA in accordance with USALI, which is defined as net income or loss (calculated in accordance with GAAP) after adding back replacement reserves. Hotel EBITDA Margin is calculated by dividing Hotel EBITDA by Total Operating Revenues.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to all common stock and Operating Partnership units.
The Company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO such as hotel property acquisition and pursuit costs, amortization of debt origination costs and share-based compensation, operating results from properties that are sold and other expenses it believes do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of operating performance.
Adjusted FFO per diluted share
The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO for the respective period by the diluted weighted average number of common stock shares for the corresponding period.  The Company’s diluted weighted average number of common shares outstanding is calculated by taking the weighted average of the common stock outstanding for the respective period plus the effect of any dilutive securities.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Same-Property Hotel EBITDA
For the Three and Six Months Ended June 30, 2016 and 2015
($ amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$26,141	$23,750	$16,971	$8,880
Adjustments:
Interest expense	12,801	13,048	25,640	26,230
Income tax expense	6,095	3,405	9,800	8,484
Depreciation and amortization related to investment properties	38,318	35,889	77,270	72,276
Non-controlling interests in consolidated real estate entities	(43)	—	120	—
Adjustments related to non-controlling interests in consolidated real estate entities	(314)	—	(625)	—
EBITDA attributable to common stock and unit holders	$82,998	$76,092	$129,176	$115,870
Reconciliation to Adjusted EBITDA and Hotel EBITDA
Impairment of investment properties	2,396	—	9,991	—
Loss (gain) on sale of investment property	90	—	(792)	—
Loss on extinguishment of debt	35	178	4,778	283
Acquisition and pursuit costs	6	856	146	885
Amortization of share-based compensation expense	2,307	1,774	5,004	3,448
Amortization of above and below market ground leases	165	107	336	213
Gain from excess property insurance recovery	—	—	—	(276)
Business interruption insurance recoveries, net(1)	—	154	—	(2,170)
EBITDA adjustment for hotels sold prior to spin-off	—	(42)	—	404
Management transition and severance expenses	—	—	1,890	—
Other non-recurring expenses(2)	—	1,165	—	26,461
Adjusted EBITDA attributable to common stock and unit holders	$87,997	$80,284	$150,529	$145,118
Corporate expenses	5,685	5,294	11,871	10,791
Income from sold properties	(1,753)	(7,652)	(5,959)	(15,583)
Pro forma hotel level adjustments, net(3)	(5,130)	5,416	(6,200)	7,492
Same-Property Hotel EBITDA attributable to common stock and unit holders	$86,799	$83,342	$150,241	$147,818
(1) The business interruption insurance proceeds received during the six months ended June 30, 2015 was $3.7 million, which is net of $1.5 million of hotel related expenses attributable to those hotels impacted by the August 2014 Napa Earthquake.

(2)
For the three and six months ended June 30, 2015, other non-recurring expenses include one-time costs related to the listing of our common stock on the NYSE, such as legal and other professional fees, costs related to our tender offer, and other start-up costs incurred while transitioning to a stand-alone, publicly-traded company.

(3)
Pro forma to include the results of operations of the Canary Santa Barbara, RiverPlace Hotel, and Hotel Palomar Philadelphia for the three and six months ended June 30, 2015, which are periods prior to Company ownership, and to exclude the results of operations of the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and the Hotel Commonwealth, which underwent a significant expansion project in late 2015, for the three and six months ended June 30, 2016.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Three and Six Months Ended June 30, 2016 and 2015
($ amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$26,141	$23,750	$16,971	$8,880
Adjustments:
Depreciation and amortization related to investment properties	38,318	35,889	77,270	72,276
Impairment of investment property	2,396	—	9,991	—
Loss (gain) on sale of investment property	90	—	(792)	—
Non-controlling interests in consolidated real estate entities	(43)	—	120	—
Adjustments related to non-controlling interests in consolidated real estate entities	(224)	—	(448)	—
FFO attributable to the Company	$66,678	$59,639	$103,112	$81,156
Distribution to preferred shareholders	—	(8)	—	(8)
FFO attributable to common stock and unit holders	$66,678	$59,631	$103,112	$81,148
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	35	178	4,778	283
Acquisition and pursuit costs	6	856	146	885
Loan related costs(1)	1,058	1,022	2,062	2,191
Amortization of share-based compensation expense	2,307	1,774	5,004	3,448
Amortization of above and below market ground leases	165	107	336	213
Income tax related to restructuring(2)	—	(975)	—	1,900
Business interruption proceeds net of hotel related expenses(3)	—	154	—	(2,170)
FFO adjustment for hotels sold prior to spin-off	—	(42)	—	404
Management transition and severance expenses	—	—	1,890	—
Other non-recurring expenses (4)	—	1,165	—	26,461
Adjusted FFO attributable to common stock and unit holders	$70,249	$63,870	$117,328	$114,763

(1)	Loan related costs included amortization of debt discounts, premiums and deferred loan origination costs.

(2)
For the three and six months ended June 30, 2015, the Company recognized income tax expense of $3.4 million and $8.5 million, respectively, of which $1.9 million for the six months related to a gain on the transfer of a hotel between legal entities resulting in a more optimal structure in connection with the Company’s intention to elect to be taxed as a REIT. During the three months ended June 30, 2015, the company revised its estimated tax for restructuring which resulted in a reduction of the related expense of $1.0 million.

(3)
The business interruption insurance recovery proceeds received during the six months ended June 30, 2015 was $3.7 million which was net of $1.5 million of hotel related expenses attributable to those hotels impacted by the August 2014 Napa Earthquake.

(4)
For the three and six months ended June 30, 2015, other non-recurring expenses include one-time costs related to the listing of our common stock on the NYSE, such as legal and other professional fees, costs related to our tender offer, and other start-up costs incurred while transitioning to a stand-alone, publicly-traded company.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDA
for Current Full Year 2016 Guidance
($ amounts in millions)

Guidance Midpoint

Net income attributable to the Company	$57
Adjustments:
Depreciation and amortization related to investment properties	154
Interest expense	50
Income tax expense	6
Adjustments related to non-controlling interests	(1)
EBITDA attributable to common stock and unit holders	$266
Gain on sale and impairment of investment property	9
Amortization of share-based compensation expense	9
Loss on extinguishment of debt	5
Other(1)	3
Adjusted EBITDA attributable to common stock and unit holders	$292

(1) Includes management transition and severance expenses, amortization of above and below market ground leases, and acquisition and pursuit costs.
Reconciliation of Net Income to Adjusted FFO
for Current Full Year 2016 Guidance
($ amounts in millions)

Guidance Midpoint

Net income attributable to the Company	$57
Adjustments:
Depreciation and amortization related to investment properties	154
Gain on sale and impairment of investment property	9
Adjustments related to non-controlling interests	(1)
FFO attributable to common stock and unit holders	$219
Amortization of share-based compensation expense	9
Loss on extinguishment of debt	5
Other(2)	7
Adjusted FFO attributable to common stock and unit holders	$240

(2) Includes loan related costs, management transition and severance expenses, amortization of above and below market ground leases, and acquisition and pursuit costs.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type	Rate(1)		Fully Extended Maturity Date(2)	Outstanding as of June 30, 2016

Renaissance Atlanta Waverly Hotel & Convention Center	Fixed	5.50%		December 2016	$97,000
Renaissance Austin Hotel	Fixed	5.51%		December 2016	83,000
Marriott Griffin Gate Resort & Spa	Variable	2.96%		March 2017	34,000
Courtyard Birmingham Downtown at UAB	Fixed	5.25%		April 2017	13,198
Residence Inn Denver City Center	Variable	2.71%		April 2018	45,210
Bohemian Hotel Savannah Riverfront	Variable	2.81%		December 2018	27,480
Fairmont Dallas	Variable	2.45%		April 2019	55,863
Andaz Savannah	Variable	2.46%		January 2020	21,500
Hotel Monaco Denver	Variable	2.56%		January 2020	41,000
Andaz Napa	Variable	2.56%		March 2020	38,000
Marriott Dallas City Center	Variable	2.71%		May 2020	40,090
Marriott Charleston Town Center	Fixed	3.85%		July 2020	16,642
Hyatt Regency Santa Clara	Variable	2.46%		September 2020	60,200
Grand Bohemian Hotel Charleston (JV)	Variable	2.95%		November 2020	19,909
Loews New Orleans Hotel	Variable	2.81%		November 2020	37,500
Grand Bohemian Hotel Mountain Brook (JV)	Variable	2.96%		December 2020	26,250
Hotel Monaco Chicago	Variable	2.70%		January 2021	24,144
Westin Galleria & Oaks Houston	Variable	2.96%		May 2021	110,000
Hotel Palomar Philadelphia	Fixed(3)	4.14%		January 2023	60,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025	63,000
Grand Bohemian Hotel Orlando	Fixed	4.53%		March 2026	60,000
Total Mortgage Loans		3.60%	(4)		$973,986
Mortgage Loan (Discounts)(5)					(535)
Unamortized Deferred Financing Costs					(7,450)
Senior Unsecured Credit Facility	Variable	2.25%		February 2020	—
Term Loan $175M	Fixed(6)	2.79%		February 2021	175,000
Term Loan $125M	Fixed(6)	3.63%		October 2022	125,000
Total Debt		3.49%	(4)		$1,266,001

(1)	Variable index is one month LIBOR.

(2)	Loan extension is at the discretion of Xenia. The majority of loans require minimum Debt Service Coverage Ratio and/or Loan to Value maximums and payment of an extension fee.

(3)	A variable interest loan for which LIBOR has been fixed for the entire term.

(4)	Weighted average interest rate as of June 30, 2016.

(5)	Loan premiums/(discounts) on assumed mortgages recorded in purchase accounting.

(6)	A variable interest loan for which LIBOR has been fixed for the entire term. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three and Six Months Ended June 30, 2016 and 2015
($ amounts in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Revenues:
Room revenues	$165,562	$162,520	1.9%	$308,815	$303,024	1.9%
Food and beverage revenues	60,654	61,778	(1.8)%	118,239	119,905	(1.4)%
Other revenues	13,118	12,997	0.9%	24,466	24,869	(1.6)%
Total revenues	$239,334	$237,295	0.9%	$451,520	$447,798	0.8%

Expenses:
Room expenses	$34,410	$34,458	(0.1)%	$67,048	$66,750	0.4%
Food and beverage expenses	38,368	38,810	(1.1)%	76,430	76,305	0.2%
Other direct expenses	3,707	4,259	(13.0)%	7,321	8,257	(11.3)%
Other indirect expenses	52,015	51,475	1.0%	103,129	100,911	2.2%
Management and franchise fees	13,104	12,854	1.9%	24,378	23,380	4.3%
Real estate taxes, personal property taxes and insurance	9,702	10,900	(11.0)%	20,571	22,030	(6.6)%
Ground lease expense	1,229	1,197	2.7%	2,402	2,347	2.3%
Total hotel operating expenses	$152,535	$153,953	(0.9)%	$301,279	$299,980	0.4%

Hotel EBITDA	$86,799	$83,342	4.1%	$150,241	$147,818	1.6%
Hotel EBITDA Margin	36.3%	35.1%	115 bps	33.3%	33.0%	26 bps

(1)
“Same-Property” results include the results for all hotels owned as of June 30, 2016, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and the Hotel Commonwealth, which underwent a significant expansion project in late 2015. "Same-Property" results include periods prior to the Company’s ownership of the Canary Santa Barbara, RiverPlace Hotel, and Hotel Palomar Philadelphia, and exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation disruption for multiple capital projects during the periods presented.

Xenia Hotels & Resorts, Inc.
Total Hotel Data by Geography(1)
As of June 30, 2016

	June 30, 2016
Region	Number of Hotels	Number of Rooms
South Atlantic
(Florida, Georgia, Maryland, South Carolina, Virginia, West Virginia, Washington, D.C.)	12	2,343
West South Central
(Louisiana, Texas)	9	3,339
Pacific
(California, Hawaii, Oregon)	8	2,594
Mountain
(Colorado, Utah)	4	790
Other
(Alabama, Illinois, Iowa, Kentucky, Massachusetts, Missouri, Pennsylvania)	13	2,528
Total	46	11,594

(1)	All hotels owned as of June 30, 2016, including the Grand Bohemian Hotel Charleston, the Grand Bohemian Hotel Mountain Brook and the Hotel Commonwealth, which are not included in "Same-Property" data.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Statistical Data by Geography
For the Three and Six Months Ended June 30, 2016 and 2015

	Three Months Ended			Three Months Ended
	June 30, 2016			June 30, 2015			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Region
South Atlantic	83.0%	$203.40	$168.90	80.3%	$202.49	$162.66	3.8%
West South Central	72.1%	$188.24	$135.76	74.6%	$190.24	$141.92	(4.3)%
Pacific	84.1%	$230.44	$193.71	83.6%	$217.87	$182.08	6.4%
Mountain	85.4%	$190.76	$162.91	86.9%	$182.14	$158.20	3.0%
Other	82.3%	$193.47	$159.28	81.5%	$192.71	$156.99	1.5%
Total	80.0%	$202.96	$162.47	80.1%	$199.30	$159.55	1.8%

	Six Months Ended			Six Months Ended
	June 30, 2016			June 30, 2015			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Region
South Atlantic	80.1%	$202.11	$161.87	79.5%	$199.41	$158.57	2.1%
West South Central	71.1%	$191.05	$135.90	75.0%	$192.47	$144.34	(5.8)%
Pacific	80.7%	$226.93	$183.24	77.8%	$212.49	$165.24	10.9%
Mountain	79.8%	$180.49	$143.96	83.5%	$177.04	$147.87	(2.6)%
Other	73.4%	$176.75	$129.68	74.3%	$175.33	$130.25	(0.4)%
Total	76.2%	$198.77	$151.54	77.0%	$194.20	$149.59	1.3%
(1) “Same-Property” results include the results for all hotels owned as of June 30, 2016, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and the Hotel Commonwealth, which underwent a significant expansion project in late 2015. "Same-Property" results include periods prior to the Company’s ownership of the Canary Santa Barbara, RiverPlace Hotel, and Hotel Palomar Philadelphia. Results include renovation disruption for multiple capital projects during the periods presented.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2015	2015	2015	2015	2015

Occupancy	74.0%	80.1%	79.3%	72.6%	76.5%
ADR	$188.62	$199.30	$194.25	$195.63	$194.56
RevPAR	$139.51	$159.55	$154.07	$142.01	$148.81

Hotel Revenues	$210,503	$237,295	$224,570	$224,378	$896,746
Hotel EBITDA	$64,475	$83,342	$73,562	$71,974	$293,352
Hotel EBITDA Margin	30.6%	35.1%	32.8%	32.1%	32.7%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2016	2016	2016	2016	2016

Occupancy	72.4%	80.0%	—	—	—
ADR	$194.13	$202.96	—	—	—
RevPAR	$140.60	$162.47	—	—	—
			—	—	—
Hotel Revenues	$212,186	$239,334	—	—	—
Hotel EBITDA	$63,442	$86,799	—	—	—
Hotel EBITDA Margin	29.9%	36.3%	—	—	—

(1)
“Same-Property” results include the results for all hotels owned as of June 30, 2016, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and the Hotel Commonwealth, which underwent a significant expansion project in late 2015. "Same-Property" results include periods prior to the Company’s ownership of the Canary Santa Barbara, RiverPlace Hotel, and Hotel Palomar Philadelphia, and exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation disruption for multiple capital projects during the periods presented.